Exhibit 99.1

ROSETTA RESOURCES INC. EXPANDS AND EXTENDS CREDIT AGREEMENT

HOUSTON, April 9, 2009 (GlobeNewswire) -- Rosetta Resources Inc. (“Rosetta”)(Nasdaq:ROSE) today announced that it has amended and restated its senior revolving credit agreement to a maximum credit amount of $600 million, revised from the previous amount of $400 million. Rosetta further indicated that the maturity date of the agreement has been extended by over two years from April 5, 2010 to July 1, 2012. The borrowing base under the amended and restated agreement has been reset to $375 million. Previously the borrowing base was $400 million.

The company also amended and extended its second-lien term loan maturity from July 7, 2010 to October 2, 2012.  The amount outstanding under the second-lien term loan remains at $75 million. However, a 30-day accordion is in place that will accommodate a selected number of investors to come in post-close, which would result in a total second-lien raise of $100 million.

Randy Limbacher, Rosetta’s president and CEO commented, “This is a very strong redetermination outcome for our Company. Given the current credit environment for our sector, we are particularly pleased that we were able to both raise our maximum credit amount and extend the maturity of our credit agreement. This gives us significant optionality in the form of both access to credit capacity and time that can continue to differentiate us among smaller E&P companies. We are very appreciative of the support given to Rosetta by our bank group through this exercise.”

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Its operations are concentrated in South Texas, the Rocky Mountains and the Sacramento Basin of California. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

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Forward-Looking Statements:

All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com